Exhibit 10.1
OPTION AGREEMENT
THIS OPTION AGREEMENT (this “Option Agreement”) dated as of April 30, 2008 (“Effective Date”) is between Alseres Pharmaceuticals, Inc. (f/k/a Boston Life Sciences, Inc.), a Delaware corporation with offices at 85 Main Street, Hopkinton, MA 01748 (“Alseres”) and BioAxone Therapeutic Inc., a Canadian corporation with offices at 1100, boul. René-Lévesque, 25e étage Montréal, Québec H3B 5C9 Canada (“BA”).
Background
     WHEREAS Alseres and BA entered into that certain License Agreement dated as of December 28, 2006 (“License Agreement”) whereby BA exclusively licensed to Alseres patent rights and know-how relating to fusion proteins.
     WHEREAS Alseres desires an option to amend the License Agreement and BA is willing to grant such option to Alseres, on the terms and conditions set forth in this Option Agreement.
     BA and Alseres agree as follows:
     1. The terms used in this Option Agreement shall have the meaning set foth in the License Agreement. All references to dollars are U.S. dollars.
     2. Option. BA hereby grants to Alseres an option (the “Option”) to amend the License Agreement (the “Amendment”) as described in Section 3 below. The term of the Option (the “Option Period”) shall commence on the Effective Date and shall expire upon the earlier of (a) the date of consummation of the sale or issuance of shares of capital stock of Alseres (other than issuance of shares of capital stock of Alseres to officers, directors or employees of, or consultants to, Alseres in their respective capacities as such), including the sale of debt that is convertible into shares of capital stock of Alseres, which results in aggregate gross proceeds (in one closing or a series of closings) to Alseres of not less than Twenty-Five Million Dollars ($25,000,000) or more or (b) one hundred eighty (180) days after the Effective Date. Alseres may exercise the Option at any time during the Option Period by providing BA with notice of such exercise and simultaneously paying to BA the Option Fee described in Section 2 below. Upon such exercise, the Parties shall enter into the Amendment. In the event that Alseres fails to exercise the Option by the end of the Option Period, the Option shall expire and the License Agreement shall remain in full force and effect without amendment.
     3. Option Fee. In consideration for the Option granted in Section 1, Alseres agrees to pay to BA on or before the last day of the Option Period the amount of Seven Million Dollars ($7,000,000) (the “Option Fee”), which Option Fee shall be nonrefundable.
     4. Negotiation of the Amendment. During the Option Period and upon confirmation by Alseres that it intends to exercise the Option, Alseres and BA will cooperate to negotiate and finalize the Amendment, which Amendment shall include the terms set forth on Schedule 1 hereto.

     5. Confidentiality. Except as otherwise required by law (including (i) filings and disclosures required by securities laws and exchange and Nasdaq rules or (ii) court or relevant administrative order), the existence and content of this Option Agreement and the Parties’ arrangements herein are confidential information. In addition, secret, confidential or nonpublic information disclosed by one Party to the other pursuant to the arrangements contemplated hereby will be treated as confidential information of the disclosing Party. Any and all information described herein as confidential information shall not be disclosed to any third party without the consent of both Parties, provided that either Party may disclose such information to its affiliates and employees who have a need to know such information in order to effectuate the purposes of this Option Agreement, as well as to consultants, agents, investors and advisors of such Party, provided such consultants, agents, investors and advisors have committed to maintain the confidentiality of such information.
     6. Representations and Warranties. Each of BA and Alseres hereby represents and warrants that (a) such Party has the power and authority to enter into and to perform its obligations under this Option Agreement and the Amendment; (b) the execution, delivery and performance by such Party of this Option Agreement and the negotiation, execution, delivery and performance by such Party of the Amendment have been duly authorized by all necessary corporate action on the part of such Party; (c) this Option Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (d) the terms of this Option Agreement do not and will not breach or conflict with any other agreement or arrangement to which such Party is a party.
     7. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, (c) sent by telefacsimile transmission with an original following the same day via a reputable overnight courier service or (d) personally delivered, in each case properly addressed as set forth below. A party may change its notice address by giving notice to the other party in the manner herein provided. A notice shall be deemed effective upon receipt by the party to whom it is addressed.

If to Alseres:	Alseres Pharmaceuticals, Inc.
85 Main Street
Hopkinton, MA 01748
Attention: EVP & CFO
Telephone: (508) 497-2360
Facsimile: (508) 497-9964

If to BA:	BioAxone Therapeutic Inc.
1100, boul. René-Lévesque, 25[e] étage
Montréal, Québec
H3B 5C9
Canada
Attention: President & Board of Directors
Telephone: (514) 397-6912
Facsimile: (514) 397-8515

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     8. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the state New York, without reference to its internal conflicts of law principles. Either party may pursue any legal or equitable remedies available to it by filing a claim in the state or federal courts located in the state of New York and each party hereby consents to the exclusive jurisdiction of such courts. This Option Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and assigns of the Parties.
     8. Assignment. This Option Agreement and the rights established hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party; provided, however that either Party may assign this Option Agreement and the rights established hereunder without consent (a) to an Affiliate of such Party (in which case such Party shall remain primarily liable) or (b) in connection with a sale or transfer of such Party’s business to which this Option Agreement relates.
     9. Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Option Agreement may be executed by facsimile signature.
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          The undersigned duly authorized parties have set forth their signatures as of the dates indicated below their respective signatures.

BIOAXONE THERAPEUTIC INC.

By:	/s/ Michel Lagueux

Print Name:	Michel Lagueux

Title:	Senior Vice-President — Life Sciences

Date:	April 30th, 2008

By:	/s/ Serge Langford

Print Name:	Serge Langford

Title:	Managing Partner, Life Sciences

Date:	May 1st, 2008

ALSERES PHARMACEUTICALS, INC.

By:	/s/ Kenneth L. Rice, Jr.

Print Name:	Kenneth L. Rice, Jr.

Title:	EVP & CFO

Date:	May 2nd, 2008

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SCHEDULE 1
AMENDMENT TERMS
Fully Paid-up License: BA will grant to Alseres a fully paid-up, irrevocable, perpetual worldwide license with the right to sub-license under the Licensed Intellectual Property as such term is defined in the License Agreement. BA will be granted a right of first negotiation to re-acquire the Licensed Products should Alseres abandon development or fail to make a minimum annual investment of five hundred thousand dollars ($500,000) in the development of Licensed Products.
University of Montreal: BA will take any and all steps necessary to assign its rights and obligations under the University of Montreal license to Alseres and Alseres will work with BA to effect such transfer and accept such rights and obligations.
Development and Diligence: Any and all requirements imposed on Alseres by the License Agreement to develop and/or commercialize Products (as defined in the License Agreement), maintain insurance, keep the Master Cell Bank intact and other similar obligations will be eliminated including but not limited to any and all rights of BA to terminate the licensed based on Diligence milestones (as defined in the License Agreement).
Financial Provisions: All of the financial provisions of Sections 4.2 through 4.9 of the License Agreement will be eliminated including, but not limited to, all milestone payments and provisions related to minimum royalties and the following new financial provisions will be substituted:
2009 Payment: Alseres will pay cash in the sum of Seven Million Dollars ($7,000,000) to BA (i) on or before December 31, 2009, or (ii) upon BA’s written request, if Alseres assigns all of its rights and interest in and to the Licensed Intellectual Property (including the grant of an exclusive sublicense of all such rights and interest to a single sublicensee) prior to December 31, 2009.
Royalties on Net Sales: Alseres will pay to BA royalties on Calendar Year Net Sales of Licensed Products used to treat acute spinal cord injuries (as such terms are defined in the License Agreement) equal to four percent (4%) of such Net Sales. For all other Calendar Year Net Sales of Licensed Products used in indications other than acute spinal cord injury, Alseres will pay to BA royalties of one percent (1%). Alseres’ obligation to pay royalties shall expire on the earlier of the Royalty Expiration Date as such term is defined in the License Agreement or December 31, 2021.
Intellectual Property and Related: BA will transfer to Alseres all of its rights, title and interest in and to any and all Patents and Know-How owned by BA and included in the Licensed Intellectual Property and any materials related thereto, including but not limited to the Master Cell Bank, and will instruct its counsel that all cases are to be transferred to Alseres with Alseres as the client.

Remedies: The sole remedy available to BA for the failure of Alseres to make required payments as set forth in the Amendment will be an action at law to recover said required payment or payments. In no event will BA retain any rights to terminate the fully paid-up license.
- Schedule 1 - 2